CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
XSTREAM SYSTEMS, INC.

Pursuant to Section 242 of the
Delaware General Corporation Law

November 9, 2009
     The undersigned, being a duly authorized officer of XStream Systems, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

     1. The following resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring the proposed amendment to be advisable and in the best interest of the Corporation was duly adopted by unanimous written consent of the Board of Directors of the Corporation:
     RESOLVED, that, the Board hereby proposes and declares it to be advisable and in the best interests of the Corporation to amend the Certificate of Incorporation of the Corporation by deleting Section A of the Article numbered “FOURTH” in its entirety and by substituting in lieu thereof the following:
     “A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”
     1. Common Stock. The total number of shares of Common Stock that the Corporation is authorized to issue is Sixty Million (60,000,000) shares, each with a par value of $.0001 per share.
     2. Preferred Stock. The total number of shares of Preferred Stock that the Corporation is authorized to issue is Six Million (6,000,000) shares, each with a par value of $.0001 per share.”
     2. That the holders of a majority of the outstanding shares of Common Stock of the Corporation have given their written consent to the foregoing amendment and that all non-consenting stockholders of the Corporation have received prompt notice of the action taken by the majority stockholders in accordance with applicable provisions of Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

     3. That the foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
     4. That this Certificate of Amendment shall become effective upon its filing in the office of the Secretary of State of the State of Delaware.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed as of the date first above written.

XSTREAM SYSTEMS, INC.
By:	/s/ Anthony Chidoni
Name:	Anthony Chidoni
Title:	Secretary

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